Exhibit 99.2

iStar Inc.

Pro Forma Financial Information

iStar Inc.’s (the “Company”) net lease assets and liabilities included in the sale to Carlyle described in Item 2.01 and two other net lease assets and liabilities that were sold to other third parties subsequent to December 31, 2021 were classified as “Real estate and other assets available and held for sale and classified as discontinued operations” and “Liabilities associated with real estate held for sale and classified as discontinued operations,” respectively, on the Company’s consolidated balance sheets as of December 31, 2021 and 2020 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”). The operations of such assets and liabilities were classified in “Net income from discontinued operations” in the Company’s consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019 in the Company’s 2021 Annual Report. The completion of the dispositions of the Company’s net lease assets and liabilities will have no pro forma impact on continuing operations in the Company’s consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019 and, as such, unaudited pro forma statements of operations are not being presented.

The unaudited condensed consolidated pro forma balance sheet assumes that the sale of the Company’s net lease portfolio and the two other net lease assets occurred on December 31, 2021. The unaudited pro forma adjustments are based on available information and certain estimates and assumptions that the Company believes are directly attributable to the transaction.

Pro forma adjustments include: (i) the receipt of cash and the derecognition of all assets and liabilities associated with the properties that were sold to Carlyle; (ii) the repayment of mortgage debt and prepayment penalties in respect of the assets that were sold to Carlyle; (iii) the payment of transaction expenses resulting from the sale to Carlyle, including payments to terminate derivative contracts and payments that will be made in respect of the Company’s performance incentive plans (“iPIP”); (iv) the payment of amounts due to noncontrolling interests; (v) the receipt of cash and the derecognition of all assets and liabilities associated with the two net lease properties that were sold to other third parties; (vi) the settlement of miscellaneous operating accounts such as tenant receivables, property taxes payable, unearned rents, interest payable and other items; (vii) the repayment of the Company’s senior term loan; and (viii) the reclassification of amounts previously recorded as restricted cash in deferred expenses and other assets, net to cash and cash equivalents.

This pro forma condensed consolidated balance sheet is presented for informational purposes only in accordance with Article 11 of Regulation S-X and is not necessarily indicative of what the Company's financial position would have been for the period presented, nor does it purport to represent the future financial position of the Company. The pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto as filed in the Company's 2021 Annual Report.

The pro forma impact to the Company’s consolidated balance sheet, assuming the Company’s sale of net lease assets to Carlyle and the other third party purchasers occurred on December 31, 2021, would be as follows:

	As of December 31, 2021
ASSETS	As Reported	Pro Forma Adjustments		Pro Forma
Real estate
Real estate, at cost	$113,510	$—		$113,510
Less: accumulated depreciation	(21,360)	—		(21,360)
Real estate, net	92,150	—		92,150
Real estate available and held for sale	301	—		301
Total real estate	92,451	—		92,451
Real estate and other assets available and held for sale and classified as discontinued operations	2,299,711	(2,299,711)	(1)	—
Net investment in leases	43,215	—		43,215
Land and development, net	286,810	—		286,810
Loans receivable and other lending investments, net ($4,769 of allowances as of December 31, 2021)	332,844	—		332,844
Loans receivable held for sale	43,215	—		43,215
Other investments	1,297,281	—		1,297,281
Cash and cash equivalents	339,601	1,252,946	(2)	1,592,547
Accrued interest and operating lease income receivable, net	1,813	—		1,813
Deferred operating lease income receivable, net	3,159	—		3,159
Deferred expenses and other assets, net	100,434	(51,263)	(3)	49,171
Total assets	$4,840,534	$(1,098,028)		$3,742,506
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$236,732	$(39,000)	(4)	$197,732
Liabilities associated with real estate held for sale and classified as discontinued operations	968,419	(968,419)	(5)	—
Liabilities associated with properties held for sale	3	—		3
Debt obligations, net	2,572,174	(490,278)	(6)	2,081,896
Total liabilities	3,777,328	(1,497,697)		2,279,631
Commitments and contingencies
Equity:
iStar Inc. shareholders' equity:
Preferred Stock Series D, G and I, liquidation preference $25.00 per share	12	—		12
Common Stock, $0.001 par value, 200,000 shares authorized, 68,870 shares issued and outstanding as of December 31, 2021	69	—		69
Additional paid-in capital	3,100,015	10,300	(7)	3,110,315
Accumulated deficit	(2,227,213)	590,719	(8)	(1,636,494)
Accumulated other comprehensive loss	(21,587)	—		(21,587)
Total iStar Inc. shareholders' equity	851,296	601,019		1,452,315
Noncontrolling interests	211,910	(201,350)	(9)	10,560
Total equity	1,063,206	399,669		1,462,875
Total liabilities and equity	$4,840,534	$(1,098,028)		$3,742,506

(1)	Represents the sale or collection of all “Real estate and other assets available and held for sale and classified as discontinued operations.”
(2)	Represents the receipt of $2.79 billion of net cash from Carlyle (excludes the cash attributable to the other members in our unconsolidated equity method investment) and other third parties for asset sales, the repayment of $653 million in mortgages, the payment of $82 million in expenses (including iPIP), prepayment penalties, hedge payments and the settlement of operating accounts and liabilities, distributions of $355 million to noncontrolling interests, the repayment of the Company’s $492 million principal amount senior term loan and the reclassification of $51 million of restricted cash to unrestricted cash.
(3)	Represents the reclassification of amounts previously recorded as restricted cash in deferred expenses and other assets, net to cash and cash equivalents.
(4)	Represents the settlement of accrued expenses associated with iPIP.
(5)	Represents the settlement/transfer of all “Liabilities associated with real estate held for sale and classified as discontinued operations.”
(6)	Represents the repayment of the Company’s senior term loan. For the years ended December 31, 2021, 2020 and 2019, the Company incurred interest expense of $15.4 million, $17.8 million, and $33.8 million, respectively, from its senior term loan.
(7)	Represents the portion of iPIP to be paid in shares of the Company’s common stock net of tax.
(8)	Represents an estimate of the expected gain the Company expects to recognize from the Net Lease Sale and other dispositions.
(9)	Represents the settlement of all noncontrolling interests in assets that were included in the Net Lease Sale.